Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of May 3, 2011, among Buccaneer Holdings, Inc., a Delaware corporation (together with any Subsidiaries and Affiliates as may employ Executive from time to time, and any successors) thereto, the “Company”) and David W. Hitchcock (“Executive”).

WHEREAS, the services of Executive and his managerial and professional experience are of value to the Company; and

WHEREAS the Company desires to employ Executive as its Chief Financial Officer upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement. The effective date of this Agreement shall be May 3, 2011 (the “Effective Date”). The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Effective Date and ending on the third (3rd) anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall be automatically renewed for successive one-year periods (each an “Extension Term” and together with the Initial Term, the “Employment Period”), unless either party hereto gives written notice of non-renewal to the other no later than ninety (90) days prior to the expiration of the Initial Term or any Extension Term, as applicable.

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as Chief Financial Officer of the Company, and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer to expand or limit such duties, responsibilities, functions and authority and the power and authority of the Board to overrule actions of officers of the Company; provided that such permitted limitations may, nevertheless, constitute “Good Reason” under Section 8. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Affiliates which are consistent with Executive’s position as the Board may from time to time direct.

(b) During the Employment Period, Executive shall report to the Chief Executive Officer of the Company and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Affiliates. Executive shall perform his duties, responsibilities and functions to the Company and its Affiliates hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Affiliates’ policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall develop, support and implement the business and strategic plans approved from time to time by the Board. During the Employment Period, Executive shall not accept other employment, serve as an officer or director of, or otherwise perform services for compensation for, any other entity without the prior written consent of the Board; provided that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities do not interfere with Executive’s employment hereunder. The Company and Executive agree that during the Employment Period Executive’s principal location of employment with the Company shall be at the Company’s headquarters in Tampa, Florida.

3. Compensation and Benefits.

(a) During the Employment Period, Executive’s base salary shall be Four Hundred Thousand Dollars ($400,000) per annum (as increased from time to time as provided below, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time). The Board or the Compensation Committee thereof (either such entity, the “Compensation Committee”) shall review the Base Salary each year during the Employment Period, and Executive may receive increases (but no decreases) in his Base Salary from time to time, based upon his performance, subject to approval of the Compensation Committee. In addition, during the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit programs for which other senior executive employees of the Company are generally eligible. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b) In addition to Base Salary, Executive will have an opportunity to earn a cash bonus (the “Annual Bonus”) each year during the Employment Period, commencing with calendar year 2011, as determined by the Compensation Committee, with a target annual bonus equal to seventy percent (70%) of Executive’s Base Salary (the “Target Bonus”) based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee (the “Target Bonus Objectives”). The Target Bonus Objectives will be financial and/or other objective targets that the Compensation Committee reasonably believes are reasonably attainable at the time that they are set. Such bonus amounts, if any, shall be payable within 100 days following the end of each calendar year at such time as other executive officer bonuses are paid and, except as otherwise provided in Section 4, so long as Executive remains in the employ of the Company on December 31 of such calendar year.

(c) During the Employment Period, Executive shall be eligible to participate in the 2011 Equity Incentive Plan of Buccaneer Holdings, Inc., as it may be amended from time to time (the “2011 Equity Plan”), and any successor equity incentive plans, in each case in accordance with the terms thereof. Subject to Executive’s continued employment for the period beginning on the Effective Date and ending on the date of the consummation of a Change in Control, any equity awards granted to Executive under the 2011 Equity Plan (or any successor thereto) that have not otherwise vested prior to such Change in Control shall become vested immediately prior to such Change in Control (and subject to the consummation of such Change in Control).

(d) During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Company shall pay or reimburse Executive’s reasonable and documented attorneys’ fees and disbursements incurred in connection with the independent legal review of this Agreement, up to a maximum of $5,000.

(e) All amounts payable to Executive as compensation hereunder, including, without limitation, any equity awards issued to Executive, shall be subject to all required and customary withholding by the Company as provided in Section 18 herein.

4. Termination.

(a) Executive’s employment with the Company may be terminated for Cause at any time by resolution approved by no less than a majority of the members of the Board; provided that, to the extent the underlying reasons for Cause are curable, as determined by the Board in its good faith discretion, no termination for Cause shall be treated as such until the 30th day following the date on which the Company has provided notice to Executive of the Board’s decision to terminate Executive for Cause (such notice to include reasons for the Board’s decision) and within such 30-day period Executive is provided a reasonable opportunity to address the Board and to cure the underlying reasons for the Cause termination; provided, further, that the Company reserves the right to require that Executive not report to work or otherwise perform any duties during such 30-day period. Upon such a termination, the Company shall have no obligation to Executive other than the payment of Executive’s earned and unpaid compensation to the effective date of such termination and as provided in Section 4(g).

(b) If during the Employment Period, Executive shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of ninety (90) consecutive days or more than one hundred twenty (120) days in any consecutive twelve (12) month period (“Permanent Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive. In the event of Executive’s death or in the event the Company terminates Executive’s employment as a result of his Permanent Disability, Executive or Executive’s estate shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 4(d) (subject to the provisos and conditions set forth therein); provided, however, that, except as provided in Sections 4(d) and (g), the Company shall have no other obligation to Executive or Executive’s estate pursuant to this Agreement in the event of Executive’s death or in the event that Executive’s employment with the Company is terminated as a result of his Permanent Disability.

(c) Executive may voluntarily resign from his employment with the Company without Good Reason, provided that Executive shall provide the Company with thirty (30) days advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of Executive’s earned but unpaid compensation to the effective date of such termination and as provided in Section 4(g).

(d) Executive’s employment with the Company may be terminated at any time by the Company without Cause. If the Company terminates Executive’s employment without Cause or purportedly for Cause but without complying with the provisions of Section 4(a), the Company shall have the following obligations to Executive (but excluding any other obligation, except as provided in Section 4(g), to Executive pursuant to this Agreement):

(i) The continuation of his Base Salary, as severance, payable in accordance with the Company’s general payroll practices (in effect from time to time) for a period commencing on the date of termination and ending one year from the date of termination (the “Severance Period”);

(ii) Executive shall be entitled to receive any unpaid Annual Bonus for the previous fiscal year and an amount equal to the Target Bonus (i.e., 70% of his current Base Salary) for the then current fiscal year (regardless of Company performance), such unpaid Annual Bonus to be paid at such times as it would be payable if Executive’s employment had not been terminated and such amount equal to the Target Bonus for the then current fiscal year to be paid at such times as the Annual Bonus for the then current fiscal year would be payable had Executive’s employment not terminated;

(iii) If Executive makes a timely election for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the group health plans provided to Executive at the time of such termination (the “Welfare Plans”), the Company shall pay that portion of the COBRA premium that the Company pays for other senior executive employees with the same coverage for the shorter of (A) twelve (12) months and (B) the period that Executive is eligible for COBRA continuation coverage; and

(iv) With respect to the stock option granted pursuant to that certain Stock Option Agreement by and between Executive and the Company, dated as of April 6, 2011, granted under the 2011 Equity Plan (the “Option”), notwithstanding anything to the contrary in the Option Agreement, (A) if such termination of Executive’s employment occurs during (v) the period beginning on the Effective Date and ending on December 30, 2011, twenty percent (20%) of the portion of the Option subject to time vesting (i.e., 15% of the Option) shall automatically become vested and exercisable; (w) the period beginning on December 31, 2011 and ending on December 30, 2012, forty percent (40%) of the portion of the Option subject to time vesting (i.e., 30% of the Option) shall automatically become vested and exercisable (to the extent not otherwise then exercisable); (x) the period beginning on December 31, 2012 and ending on December 30, 2013, seventy percent (70%) of the portion of the Option subject to time vesting (i.e., 52.5% of the Option) shall automatically become vested and exercisable (to the extent not otherwise then exercisable); (y) the period beginning on December 31, 2013 and ending on December 30, 2014, ninety percent (90%) of the portion of the Option subject to time vesting (i.e., 67.5% of the Option) shall automatically become vested and exercisable (to the extent not otherwise then exercisable); and (z) the period beginning on December 31, 2014 and ending on December 30, 2015, one hundred percent (100%) of the portion of the Option subject to time vesting (i.e., 75% of the Option) shall automatically become vested and exercisable in full, and

(B) the Option shall not expire until the 181st day following the date of such termination of Executive’s employment and if such termination occurs within the 180-day period immediately prior to the consummation of a Change in Control, then any portion of the Option that has not otherwise theretofor become vested and exercisable shall automatically become vested and exercisable as of the date of the Change in Control (subject to the consummation of such Change in Control);

provided, however, that the continuation of such salary and benefits and any right to acceleration of vesting and exercisability of the Option shall cease on the occurrence of any circumstance or event that would constitute Cause under Section 8 (including any material breach of the covenants contained in Section 5 or Section 6 below); provided further, that Executive’s eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer.

(e) Executive’s employment with the Company may be terminated by Executive for Good Reason on thirty (30) days advance written notice to the Company, which notice shall detail the specific basis for such termination. The Company shall be given the opportunity to cure the basis for such termination within such thirty (30) day period. If Executive terminates his employment under this Section 4(e), Executive shall be entitled to receive the same benefits as if his employment had been terminated by the Company without Cause under Section 4(d) (subject to the provisos and conditions set forth therein).

(f) Executive’s employment with the Company may be terminated due to the Company’s non-renewal of the Agreement pursuant to Section 1. In the event the Company terminates Executive’s employment as a result of non-renewal of the Agreement, Executive shall be entitled to the benefits that he would have been entitled to receive if Executive’s employment had been terminated by the Company without Cause pursuant to Section 4(d) (subject to the provisos and conditions set forth therein).

(g) Executive acknowledges that any payments and benefits under this Section 4 resulting from a termination of Executive’s employment with the Company are in lieu of any and all claims that Executive may have against the Company and its Affiliates (other than (i) benefits under the Company’s employee benefit plans that by their terms survive termination of employment, (ii) benefits under COBRA, (iii) rights with respect to unreimbursed business expenses, if any, pursuant to Section 3(d), (iv) rights to indemnification under certain indemnification arrangements for officers of the Company, and (v) rights with respect to indemnification and insurance pursuant to Section 24), and represent liquidated damages (and not a penalty). The Company shall require that Executive execute and not revoke a release of claims, substantially in the form attached hereto as Exhibit A, in accordance with Section 25(c) as a condition to Executive’s receipt of such payments. The Company acknowledges that no such payment shall be reduced by any amount Executive may earn or receive from employment or other source after a Separation and that Executive shall have no obligation to seek other employment or otherwise to mitigate the Company’s payment obligations.

5. Confidential Information.

(a) Obligation to Maintain Confidentiality. Executive acknowledges that the information and data obtained by him during the course of his employment with the Company and/or its Subsidiaries and Affiliates and his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries and Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company’s and its Subsidiaries’ or Affiliates’ business or industry of which Executive becomes aware during his employment with the Company and/or its Subsidiaries and Affiliates prior to the date hereof and during the Employment Period (collectively, “Confidential Information”), are the property of the Company or such Subsidiaries and Affiliates. Therefore, Executive agrees that he will not disclose to any unauthorized Person or use for his own account any Confidential Information without the Board’s prior written consent. Executive agrees to deliver to the Company at a Separation, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and its Subsidiaries and Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Notwithstanding the foregoing, the restrictions contained herein shall not apply to any information which Executive can demonstrate by written record (i) was already available to the public, otherwise than by breach of this Agreement, or (ii) was the subject of a court order for Executive to disclose, provided that Executive shall give the Company prompt notice of any and all such requests for disclosure so that it may take all necessary or desired action to avoid or limit disclosure.

(b) Ownership of Property. Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Subsidiaries’ or Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or any of its Subsidiaries or Affiliates (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company or such Subsidiary or Affiliate and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or to such Subsidiary or Affiliate. Any copyrightable work prepared in whole or in part by Executive in the course of his work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company or such Subsidiary or Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Subsidiary or Affiliate all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company’s or such Subsidiary’s or Affiliate’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).

(c) Third Party Information. Executive understands that the Company and its Subsidiaries and Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Subsidiaries’ and Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Parry Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries or Affiliates who need to know such information in connection with their work for the Company or its Subsidiaries or Affiliates) or use, except in connection with his work for the Company or its Subsidiaries or Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing or required by applicable law or by judicial, legislative or regulatory process.

(d) Use of Information of Prior Employers. During the Employment Period, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Executive has an obligation of confidentiality, and will not bring onto the premises of the Company or any of its Subsidiaries or Affiliates any unpublished documents or any property belonging to any former employer or any other Person to whom Executive has an obligation of confidentiality unless consented to in writing by the former employer or Person. Executive will use in the performance of his duties only information which is (i) generally known and used by Persons with training and experience comparable to Executive’s and that is (x) common knowledge in the industry or (y) otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or any of its Subsidiaries or Affiliates or (iii) in the case of materials, property or information belonging to any former employer or other Person to whom Executive has an obligation of confidentiality, approved for such use in writing by such former employer or Person.

6. Non-Compete, Non-Solicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company’s and its Subsidiaries’ and Affiliates’ trade secrets and with other confidential information concerning the Company and such Subsidiaries and Affiliates and that his services will be of special, unique and extraordinary value to the Company and such Subsidiaries and Affiliates. Therefore, Executive agrees that:

(a) Noncompetition. During the Employment Period and for a period of one year thereafter (the “Noncompete Period”), he shall not, anywhere in the world, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in (A) any business relating to the provision of wireless connectivity and interoperability solutions, including roaming data clearinghouse and financial settlement services, SMS and MMS messaging, and wireless voice and data software and network services, to wireless carriers, (B) any other type of business in which the Company or one of its Affiliates is also engaged, or plans to be engaged, so long as Executive is involved in such business or planned business on behalf of the Company or one of its Affiliates, or (C) any business in which the Company or any of its Subsidiaries or Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its Subsidiaries or Affiliates during the six-month period immediately prior to a Separation; provided, however, that Executive may own up to 2% of any class of an issuer’s publicly traded securities.

(b) Nonsolicitation. During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or its Subsidiaries or Affiliates to leave the employ of the Company or such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company and any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries or Affiliates within one year prior to the time such employee was hired by Executive, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Subsidiaries or Affiliates to cease doing business with the Company or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any Subsidiary or Affiliate or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its Subsidiaries or Affiliates and with which the Company and any of its Subsidiaries and Affiliates has, in the two-year period immediately preceding a Separation, entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries or Affiliates.

(c) Non-disparagement. During the Employment Period and thereafter, (i) Executive agrees that he shall not make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of the Company, any of its Affiliates or any of their respective directors, officers or employees (collectively, “Company Persons”) and (ii) the Company agrees that it shall instruct its officers and directors not to make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of Executive; provided that neither party shall be required to make any untruthful statement or to violate any law; and provided, further, that either party may make any truthful statement or communication to any third party which clarifies or corrects any statement or other communication by or on behalf of the other party, or, in the case of the Company, any Company Person, which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of either party or any Company Person.

(d) Extension of Noncompete Period. The Noncompete Period shall be extended by the length of any period during which Executive is in breach of the terms of this Section 6.

(e) Enforcement. If, at the time of enforcement of Section 5 or this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company, its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f) Additional Acknowledgments. Executive acknowledges that the provisions of this Section 6 are in consideration of (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. In addition, Executive agrees and acknowledges that the restrictions contained in Section 5 and this Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive acknowledges (A) that the business of the Company and its Subsidiaries and Affiliates will be international in scope and without geographical limitation, (B) notwithstanding the state of incorporation or principal office of the Company or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of his responsibilities, Executive will be traveling in furtherance of the Company’s business and its relationships. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries and Affiliates of the nonenforcement of Section 5 and this Section 6 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company now existing or to be developed in the future. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

7. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

8. Definitions.

“Affiliate” means, (a) with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person, and (b) with respect to any Investor, any general or limited partner of such Investor, any employee or owner of any such partner, or any other Person controlling, controlled by or under common control with such Investor; provided that, with respect to the Company, “Affiliate” shall not include any Person who would not be an Affiliate of the Company but for such Person’s relationship to an Investor.

“Cause” shall mean (a) the commission of a felony or a crime involving moral turpitude or the commission of fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (b) grossly negligent or willful conduct, including any act or omission involving dishonesty, tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (c) substantial and repeated failure (other than any such failure resulting from Executive’s illness, disability or incapacity) to perform the material duties of the office held by Executive as reasonably directed by the Board, provided that a failure to attain financial, strategic or other objectives is not, in and of itself, a failure to perform material duties, (d) gross negligence or willful misconduct in connection with Executive’s employment with the Company that causes material harm to the Company or any of its Subsidiaries, provided that conduct is not “willful” if taken in good faith and with a reasonable belief that such conduct was in the best interests of the Company, or (e) any material breach of Sections 5, 6 or 7 or the first, second (with respect to compliance with the Company’s and its Affiliates’ policies and procedures) and fourth sentences of Section 2(b).

“Change in Control” means any transaction or series of transactions pursuant to which any Person or group of related Persons other than the Investors in the aggregate acquire(s) (i) beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of equity securities of the Company possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, securityholder or voting agreement, proxy, power of attorney or otherwise) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that a Public Offering shall not constitute a Change in Control; provided, further, that any transaction or series of transactions shall only constitute a Change in Control if such transaction or series of transactions constitutes a “change in control event” within the meaning of Section 409A of the Code (as defined below).

“Good Reason” means, subject to Section 25(f), without Executive’s prior written consent, (a) requiring Executive to relocate his office outside of the Company’s headquarters or outside of a 50-mile radius from Tampa, Florida (it being understood that Executive shall be required to travel to the extent necessary to meet the needs of the Company and its business); (b) Executive is assigned duties which, in the aggregate, represent a material reduction of his responsibilities as described by Section 2(a) or Executive’s title as Chief Financial Officer is materially adversely changed; (c) the Company reduces the Base Salary or Target Bonus as in effect on the date hereof or as the same may be increased from time to time; (d) any material reduction of the non-cash and non-equity benefits provided to Executive pursuant to Section 3, other than in connection with a reduction in benefits generally applicable to senior executives of the Company: or (e) in connection with any Change in Control prior to the initial Public Offering of the Company or any of its Subsidiaries, the acquiring Persons (or an Affiliate thereof) do not assume this Agreement (or substitute an agreement with terms and conditions substantially identical to (or more favorable than) the terms and conditions of this Agreement).

“Investors” means Carlyle Partners V, L.P., a Delaware limited partnership, Carlyle Partners V-A, L.P., a Delaware limited partnership, CP V Coinvestrnent A, L.P., a Delaware limited partnership, CP V Coinvestrnent B, L.P., a Delaware limited partnership, and Syniverse Coinvestment L.P., a Delaware limited partnership, and their respective Affiliates.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of 1933, as amended, of equity securities of the Company or a corporate successor to the Company.

“Separation” means the occurrence of any termination event as outlined in Sections 4(a), (b), (c), (d) or (e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

9. Survival. Sections 4 through 25, inclusive, shall survive and continue in fall force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

To the address specified in the personnel files of the Company

Notices to the Company:

Buccaneer Holdings, Inc.

c/o The Carlyle Group

520 Madison Avenue

New York, NY 10022

Attention: James A. Attwood, Jr.

and

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Ted Sonnenschein

  Bradd L. Williamson

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, that certain Employment Agreement by and among Syniverse Technologies, Inc., Syniverse Holdings, Inc. and Executive, dated May 24, 2007, and that certain Amendment No. 1 to the Employment Agreement with David W. Hitchcock by and among Syniverse Technologies, Inc., Syniverse Holdings, Inc. and Executive, dated December 18, 2008).

13. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15. Successors and Assigns; No Third Party Beneficiaries. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company. This Agreement shall not confer any rights or remedies upon any person other than Executive, the Company, the Company’s Affiliates and their respective heirs, successors and permitted assigns.

16. Choice of Law. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF FLORIDA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

17. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18. Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Affiliates to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Affiliates or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, Executive shall indemnify the Company and its Affiliates for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto.

19. Consent to Jurisdiction. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement, any related agreement or any transaction contemplated hereby or thereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in such court with respect to any matters to which it has submitted to jurisdiction in this Section 19. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any related document or the transactions contemplated hereby and thereby in the United States District Court for the Middle District of Florida, Tampa Division located in Tampa, Florida, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

20. Waiver of Jury Trial. As a specifically bargained for inducement for each of the parties hereto to enter into this Agreement (after having the opportunity to consult with counsel), each party hereto expressly waives the right to trial by jury in any lawsuit or proceeding relating to or arising in any way from this Agreement or the matters contemplated hereby.

21. Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to any lines of business that the Company or its Affiliates derive more than $50,000 annually of their revenue from or with respect to which the Company and its Affiliates have made a significant investment (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf or on behalf of another person or entity in or with respect to whom Executive has any economic interest.

22. Executive’s Cooperation. During the Employment Period and for a period of two years thereafter, Executive shall cooperate with the Company and its Affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts.

23. Interpretation. Unless the context otherwise requires, references in this Agreement to Sections are to Sections of this Agreement.

24. Indemnification and Insurance. The Company shall indemnify Executive to the fullest extent permitted by their respective Certificates of Incorporation and By-Laws and the General Corporation Law of the State of Delaware. Executive shall be entitled to indemnification and advancement of expenses on terms no less favorable than those provided to any other officer or director of the Company. The Company shall maintain officers’ and directors’ liability insurance coverage for Executive while he is employed by the Company and, at all times thereafter for the duration of any period of limitations during which any action may be brought against Executive, in such amounts and to the same extent as the Company covers any other officer or director of the Company.

25. Provisions Relating to Section 409A of the Code.

(a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the

Code) (“Section 409A”). Nevertheless, the tax treatment of the amounts or benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A.

(b) Separation from Service. Notwithstanding anything in this Agreement to the contrary, as required by Section 409A, the severance payments under Section 4(d)(i) and 4(d)(ii), whether payable by reason of Sections 4(b), (d), (e) or (f), and any other amount or benefit that would otherwise be payable or distributable hereunder by reason of Executive’s termination of employment (collectively, the “Termination Benefits”), will not be payable or distributable to Executive unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any amount upon Executive’s termination of employment or the determination of the amounts owed to him due to such termination. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by Section 4(g) herein.

(c) Timing of Waiver and Release of Claims. Whenever in this Agreement the provision of payment or benefit is conditioned on Executive’s execution and non-revocation of a waiver and release of claims, such waiver and release must be executed, and all revocation periods must have expired, within 60 days after the date of termination of Executive’s employment, but the Company may elect to commence payment at any time during such 60-day period. Notwithstanding the foregoing, in any case where the date of termination of employment and the 60th day following the date of termination of employment fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the waiver and release of claims and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

(d) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including but not limited to Section 3(d) and Section 22, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Executive to reimbursement of such expenses shall be subject to liquidation or exchange for another benefit. Any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement).

(e) Treatment of Installment Payments. Each installment payment of severance benefits shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A.

(f) Notice and Cure. Notwithstanding anything to the contrary herein, any termination of Executive’s employment by Executive shall not constitute a termination for Good Reason unless (i) Executive has provided written notice to the Company of the existence of the condition constituting “Good Reason” within ninety (90) days of the initial existence of such condition, (ii) the Company has failed to remedy such condition within thirty (30) days of receiving written notice thereof, and (iii) such termination occurs within two years of the initial existence of such condition.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Buccaneer Holdings, Inc.

By:	/s/ James A. Attwood, Jr.
James A. Attwood, Jr.
Its:	Chairman of the Board

Executive

By:	/s/ David W. Hitchcock
David W. Hitchcock

Signature Page for Employment Agreement for David W. Hitchcock

EXHIBIT A

Release of Claims

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the payments and benefits described in that certain Employment Agreement (the “Employment Agreement”), entered into between myself and Buccaneer Holdings, Inc., a Delaware corporation (together with any Subsidiaries and Affiliates as may employ me from time to time, and any successor(s) thereto, the “Company”), dated May 3, 2011, I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (the “Release”):

1. I acknowledge that the Company delivered this Release to me on [            ].

2. I acknowledge that, but for my execution of this Release, I would not be entitled to receive the payments and benefits set forth in the Employment Agreement.

3. I, and anyone claiming through me (including without limitation my heirs, and agents, representatives and assigns), hereby irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (including, without limitation, Carlyle Partners V, L.P., Carlyle Partners V-A, L.P., CP V Coinvestment A, L.P., CP V Coinvestment B, L.P., Syniverse Coinvestment L.P., and their respective affiliates) (the “Releasees”), from any and all liabilities of any nature whatsoever, known and unknown, fixed or contingent, arising out of, based on, or related to my employment by the Company or any other Releasee, the termination of such employment, and any dealings, transactions or events involving the Releasees occurring prior to or on the date I sign this Release, including but not limited to claims under the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967 (the “ADEA”); the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Employment Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; and any other federal, state or local law, rule or regulation, or common law claim. This includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature. This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees. I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law. This Release does not include any claims for breach by the Company of its obligations under Section 4 of the Employment Agreement.

4. By this Release, I not only release and discharge the Releasees from any and all claims as stated above, but also those claims that might be made by any other person or organization on my behalf and I specifically waive any right to recover any damage awards as a member of any class in a case in which any claims against the Releasees are made involving any matters arising out of my employment by or termination of employment with the Company, or any of my dealings, transactions or events involving the Releasees occurring prior to or on the date I sign this Release.

5. I understand and agree that this Release will be binding on me and my heirs, administrators and assigns. I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

6. I UNDERSTAND THAT I HAVE TWENTY-ONE (21) DAYS (OR, IN THE EVENT MY TERMINATION OF EMPLOYMENT IS “IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM” (AS SUCH PHRASE IS DEFINED IN THE ADEA), FORTY-FIVE (45) DAYS) (THE APPLICABLE TIME PERIOD, THE “CONSIDERATION PERIOD”) TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE. I ACKNOWLEDGE AND AGREE THAT THE CONSIDERATION PERIOD WILL NOT BE AFFECTED OR EXTENDED BY ANY CHANGES, WHETHER OR NOT MATERIAL, THAT MIGHT BE MADE TO THIS RELEASE. THE COMPANY HEREBY ADVISES ME OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THE RELEASE AND I ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND HAVE EITHER HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.

7. I UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THIS RELEASE BY DELIVERING WRITTEN NOTICE OF MY REVOCATION TO [                 ] OF THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD BEGINNING ON THE DAY FOLLOWING THE DAY I SIGN THE RELEASE (THE “REVOCATION PERIOD”). IF I DO NOT REVOKE MY ACCEPTANCE OF THIS RELEASE WITHIN THE REVOCATION PERIOD, IT WILL BE LEGALLY BINDING AND ENFORCEABLE ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD.

8. I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

9. This Release is deemed made and entered into in the State of Delaware, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Delaware, to the extent not preempted by federal law.

* * * * *

I acknowledge and agree that this Release is a legally binding document and my signature will commit me to its terms. I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below. Upon execution, I agree to deliver a signed copy of this Release to [                ] of the Company.

[Executive]

Date: